EXHIBIT 10.6

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT
This AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT is dated August 9, 2012, by and between Cheniere LNG Terminals, Inc., a Delaware corporation (the “Manager”) and Sabine Pass LNG, L.P., a Delaware limited partnership (the “Project Company”). The Manager and the Project Company are sometimes individually referred to as a “Party” and, collectively, referred to as the “Parties”.
WHEREAS, the Project Company and Sabine Pass LNG-GP, LLC, whose interest was assigned to Manager, entered into a Management Services Agreement dated February 25, 2005 (the “Original Management Services Agreement”) with respect to the Facility (as defined below) in Cameron Parish, Louisiana;
WHEREAS, the Parties wish to amend and restate the Original Management Services Agreement in its entirety; and
WHEREAS, the Project Company has, concurrently with the date hereof, entered into an Amended and Restated Operations and Maintenance Agreement (the “O&M Agreement”) with Cheniere Energy Partners GP, LLC (the “Operator”) for the operation and maintenance of the Facility;
NOW, THEREFORE, the Parties agree that effective as of the Effective Date (as defined below) the Original Management Services Agreement is amended and restated in its entirety as follows:
ARTICLE 1
DEFINITIONS
1.1When used in this Agreement, the following capitalized terms shall have the following meanings:
“AAA” has the meaning given in Section 8.2.
“AAA Rules” has the meaning given in Section 8.2.
“Adjustment” has the meaning given in Section 5.2.
“Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person.
“Agreement” means the Original Management Services Agreement as amended and restated by this Amended and Restated Management Services Agreement, as modified, supplemented or amended from time to time.

“Ancillary Expenses” means external audit, external tax (excluding outsourcing substantially all of such function), external legal (excluding outsourcing substantially all of such function) and financing fees incurred by the Manager on behalf of the Project Company that are necessary to perform the Services during any Operating Year.
“Base Rate” means the interest rate per annum equal to the lesser of (a) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date (or if The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in Texas on the applicable date) plus two percent (2%) or (b) the maximum lawful rate from time to time permitted by applicable law. The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.
“Budget For Management Services” means the annual budget of the Project Company with respect to the Services to be provided by the Manager hereunder, to be prepared by the Manager as described in Article 3.
“Collateral” means the Shared Collateral as defined in the Indenture.
“Collateral Trustee” means the Collateral Trustee as defined under the Indenture.
“Commercial Start Date” has the meaning provided in the Total TUA.
“Confidential Information” has the meaning given in Section 12.1.
“CPI” means the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor (All Urban Consumers, U.S., All Items, 1982-1984, Not Seasonally Adjusted, Series I.D. CUUR0000SA0), or if such index is no longer published then such other index as the Manager may select, by reference to any replacement index that is used in sales contracts of LNG produced by the Facility, and the Project Company shall approve, which approval shall not be unreasonably withheld; provided that, if an incorrect value is published for such index, and such error is corrected and published within ninety (90) days of the date of the publication of such incorrect index, such corrected index will be substituted for the incorrect index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.
"Discriminatory Practice" means a pattern or practice of favoring the interests of Affiliates of Operator (other than Cheniere Energy Partners, L.P. and its subsidiaries) above the interests of Cheniere Energy Partners, L.P. and its subsidiaries when there is a conflict in such interests related to the provision of Services under this Agreement.
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction or failure of the Project Company to approve a Budget For Management Services within thirty (30) days of its receipt of the Budget For Management Services.

“Dispute Notice” has the meaning given in Section 8.1.
“Effective Date” means the eleventh (11th) Business Day (as defined in the Indenture) after the delivery to the Collateral Trustee of a copy of this Agreement along with the certificate described in Section 4.33 (i) of the Indenture .
“Executive Committee” has the meaning given it in the LLC Agreement.
“Facility” means the Project Company's facilities for the receipt, storage and regasification, and send-out of Natural Gas located in Cameron Parish, Louisiana.
“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party, including, without limitation, the following events:

(a)
explosion, fire, nuclear radiation or chemical or biological contamination, hurricane, tropical storm, tornado, lightning, earthquake, flood, unusually severe weather, natural disaster, epidemic, any other act of God, and any other similar circumstance;

(b)	war and other hostilities (whether declared or not), revolution, public disorder, insurrection, rebellion, sabotage, or terrorist action;

(c)	failure of any third party supplier, where the failure is due to an event which constitutes force majeure under the Manager's or the Project Company's contract with that party;

(d)	any action taken by any government authority after the date of this Agreement, including, without limitation, any order, legislation, enactment, judgment, ruling, or decision thereof;

(e)	Labor Disputes; and

(f)	major equipment failure;
but (i) no event or circumstance shall be considered to be a Force Majeure Event (x) to the extent such event or circumstance is due to the negligence, gross negligence, breach of this Agreement or willful misconduct of the Party claiming a Force Majeure Event or the Operator (y) if such event or circumstance would have been avoided or prevented had the Manager exercised due diligence in the performance of the Services and (ii) Force Majeure Events shall expressly exclude (x) failure of a Subcontractor to perform its obligations under a Subcontract except as a result of a force majeure under its Subcontract and (y) a Party's financial inability to perform hereunder.
“GAAP” means generally accepted accounting principles, as consistently applied in the United States.

“GP Board” means the Board of Directors of Cheniere Energy Partners GP, LLC.
“Indenture” means the Indenture dated November 9, 2006 among The Bank of New York Mellon as trustee among the Project Company, the Guarantors (as defined therein) and The Bank of New York Mellon as trustee.
“Indexed” means that the amount to be indexed is to be multiplied on each anniversary of February 25, 2005 by a fraction, the numerator of which is the CPI on said anniversary of February 25, 2005 and the denominator of which is the CPI on February 25, 2005.
“Labor Disputes” means any national, regional or local labor strikes, work stoppages, boycotts, walkouts, or other labor difficulties or shortages, including, without limitation, any of the foregoing which affects access to the Facility or the ability to ship or receive goods (including without limitation, spare parts).
“LLC Agreement” means the LLC Agreement of Cheniere Energy Partners GP, LLC, as may be amended from time to time.
“LNG” means liquefied Natural Gas.
“Loss” means any losses, liabilities, costs, expenses, claims, proceedings, actions, demands, obligations, deficiencies, lawsuits, judgments, awards, or damages.
“Manager” has the meaning given in the preamble hereto.
“Manager Event of Default” has the meaning given in Section 7.1.
“Manager Fee” has the meaning given in Section 6.2.
“Monthly Expenditures” has the meaning given in Section 6.4.
“Natural Gas” means any mixture of hydrocarbons and other gases consisting primarily of methane which at a temperature of sixty degrees Fahrenheit (60°F) and at an absolute pressure of 1.01325 bar is predominately in the gaseous state.
“O&M Agreement” has the meaning given in the recitals hereto.
“Operating Year” has the meaning given in the O&M Agreement.
“Operator” has the meaning given in the recitals hereto.
“Parties” and “Party” have the meaning given in the preamble hereto.
“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, governmental authority or any other legal entity.
“Pre-COD Fee” has the meaning given in Section 6.1.

“Project Company” has the meaning given in the preamble hereto.
“Project Company Action” has the meaning given in Section 5.3.
“Project Company Event of Default” has the meaning given in Section 7.2.
“Project Contract” means any agreement related to the development, financing, construction, operation, and maintenance of the Facility to which the Project Company is a party other than this Agreement.
“Risk Management Policy” means the risk management policy for the Project Company as adopted and approved by the GP Board.
“Service Providers” means the Operator and each other Person hired by the Project Company, or by the Manager on behalf of the Project Company, to perform services for the Project Company, including, without limitation, Subcontractors and other providers of maintenance, repair and warranty services, certified public accountants, tax return preparers, law firms, engineering firms, and other professional advisors and consultants.
“Services” means managing all of the operations and business of the Project Company, including, without limitation, the Services listed on Appendix I hereto but excluding those services which are expressly to be provided by (a) the Operator under the O&M Agreement or (b) the Manager or any of its Affiliates (other than Cheniere Energy Partners, L.P. and its subsidiaries) under any other operation and maintenance, management service or similar agreement or arrangement.
“Subcontract” means any subcontract entered into between the Manager and any Subcontractor for the furnishing of Services to be provided hereunder by the Manager.
“Subcontractor” means any Person party to a Subcontract with the Manager.
“Substantial Completion Date” has the meaning given in the O&M Agreement.
“Successor Manager” has the meaning given in Section 7.5.
“Supermajority Holders” means the Holders (as defined in the Indenture) of 66 2/3% of the aggregate principal amount of the then outstanding Notes (as defined in the Indenture).
“Termination Date” has the meaning given in Section 7.4.
“Termination Notice” has the meaning given in Section 7.4.
“Total TUA” means the Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Project Company, as amended.
ARTICLE 2
APPOINTMENT OF MANAGER

2.1The Project Company hereby appoints and authorizes the Manager to provide all Services and the Manager hereby accepts the appointment and agrees to perform the Services in accordance with this Agreement. The Manager shall not enter into, amend, modify, supplement or terminate any material Subcontract for purposes of providing the Services without the consent of the Project Company. No Subcontract shall (a) relieve the Manager of its obligations hereunder or (b) result in an increase in the amount of the fees payable by the Project Company under Article 6 or the then-current or future Ancillary Expenses.
2.2The Manager shall use such diligence, care and prudence in the performance of its duties hereunder, and shall devote such time, effort and skills as an ordinary manager in like position would do in like circumstances and shall perform its Services in good faith in compliance with applicable laws and the Project Contracts to which the Project Company is a party and in accordance with this Agreement. It is understood and agreed that the Manager does not guarantee or undertake to procure any financial, operational, accounting, legal or other outcome with respect to the Project Company or the Facility. The Manager will perform its obligations under this Agreement in accordance with established policies of its Affiliates relating to conflicts of interest, and in accordance with the Risk Management Policy. The Manager will not engage in any Discriminatory Practice with respect to the performance of its obligations under this Agreement which adversely affects its performance of its obligations to the Project Company under this Agreement. The Project Company shall make available on a timely basis to the Manager true and complete copies of all Project Contracts, governmental approvals, plans and policies with respect to which the Project Company is to conduct Services under this Agreement.
2.3The Manager shall not be liable to the Project Company for any Loss suffered or incurred by the Project Company or any third Person as a direct result of:
(a)the Manager's compliance with the terms of this Agreement or any Project Contract;
(b)the absence or lapse of any government approval, other than any absence or lapse resulting from the Manager's failure to comply with its obligations under this Agreement; or
(c)a contractor's failure to comply with its obligations under any Project Contract, except to the extent that such failure is a result of any negligence, willful misconduct or breach of this Agreement by the Manager.
2.4If the Manager becomes aware of any event or circumstance which would prevent or materially delay its performance of any of its material obligations under this Agreement, it shall promptly notify the Project Company of such event or circumstance and shall attempt in good faith to minimize any such delay, provided, however, that the Manager shall not be obligated to undertake or perform any actions which are prohibited by contract or any applicable law or that would expose the Manager to any material liability or to any material expense which is not reasonably expected to be promptly reimbursed hereunder.
ARTICLE 3
BUDGETS
3.1The Manager shall cooperate with and support the Operator in preparing any budget with respect to the O&M Agreement.

3.2The Budget For Management Services shall be prepared by the Manager on an annual basis in consultation with, and subject to the written approval of, the Project Company. No later than forty-five (45) days before the beginning of each Operating Year, the Manager shall provide to the Project Company the proposed Budget For Management Services, which shall include, in such detail reasonably acceptable to the Project Company and on a month by month basis, its itemized estimate of all Ancillary Expenses expected to be incurred by or at the direction of the Manager during the current Operating Year, in the case of the Budget For Management Services for the first Operating Year, and the following Operating Year, in the case of the Budgets For Management Services for the Operating Years after the first operating Year, in connection with providing the Services and in funding the activities contemplated by the Services to the extent such expenditures are not included in the budget for the O&M Agreement. All unbudgeted costs of providing the Services shall be borne by the Manager. The Manager acknowledges and agrees that no Budget For Management Services shall require payment or reimbursement of any costs and expenses incurred by the Manager, or its Affiliates in or with respect to any Operating Year prior to the Operating Year to which the Budget For Management Services relates. In the event that the Project Company fails to provide its approval with respect to a Budget For Management Services within thirty (30) days of its receipt of the Budget For Management Services provided by the Manager, the matter may be submitted by either Party for determination pursuant to Article 8 of a reasonable Budget For Management Services based on the terms of this Agreement. With respect to Budgets For Management Services for Operating Years after the first Operating Year, until the matter is resolved pursuant to Article 8, the Budget For Management Services for such Operating Year will be increased by a percentage amount equal to the percentage increase in the CPI during the preceding Operating Year.
ARTICLE 4
TERM
4.1The term of this Agreement commenced on February 25, 2005 and unless sooner terminated as provided herein, shall continue in full force and effect until twenty (20) years after the Commercial Start Date. The term of this Agreement shall continue for twelve (12) months following the end of the initial term and for each twelve (12)-month period following each anniversary of the end of the initial term unless terminated prior the end of any such twelve (12)-month period by the Manager or the Project Company. This Agreement shall automatically terminate upon and concurrently with the dissolution or termination of the Project Company.
4.2In the event that with the consent or request of the Supermajority Holders , the Collateral Trustee exercises any rights of a secured creditor with respect to the Collateral, then the Collateral Trustee shall have the right with the consent of the Supermajority Holders at any time prior to the end of six months after the first exercise of such rights of a secured creditor to direct the Project Company to terminate the Manager for convenience by giving the Manager six month's written notice of such termination.

ARTICLE 5
REPRESENTATIVES, INFORMATION AND AGREEMENTS
5.1The Manager shall provide the Project Company and any member of the GP Board with such reports as are required or reasonably requested from time to time by Project Company or such member of the GP Board, as applicable, and shall comply with those reporting requirements prescribed by applicable laws or set out in the Project Contracts, the Budget For Management Services or any government approval. If the Project Company or a member of the GP Board requests any report, contract, agreement, arrangement, document or other information relating to or in connection with the Facility or the Services (including, without limitation, any Subcontracts, other third party contracts and any agreements or arrangements related thereto), the Manager shall use reasonable efforts (subject to the provisions of any confidentiality or similar agreement to which the Manager is a party) to obtain such report, contract, agreement, arrangement, document or other information at the request of the Project Company or such member of the GP Board, as applicable, and shall submit such report, contract, agreement, arrangement document or other information to the Project Company or such member of the GP Board, as applicable, as soon as reasonably practicable following such request. The Project Company may from time to time specify any changes to be made to any of the formats for any report or plan (including, without limitation, any Budget For Management Services) required hereunder. The relevant revised format shall be adopted by the Manager with effect from the date of such revision and shall be applied in relation to the first period to which such report or plan relates commencing after receipt of Project Company's notice specifying such changes.
5.2Prior to the Project Company entering into any amendment, modification or supplement to a Project Contract, or any other agreement that may affect the performance of the Services by the Manager (such amendment, modification or supplement or other agreement, an “Adjustment”), the Manager shall determine the impact (if any) of such Adjustment on any then-effective Budget For Management Services, this Agreement and/or the Manager's performance of the Services hereunder, and shall notify the Project Company in writing its cost to comply with such Adjustment without incurring material additional cost or administrative burden under this Agreement, and the current Budget For Management Services shall be deemed amended as appropriate to include such additional cost; provided that such Adjustment shall not affect the current Budget For Management Services in any way prior to (a) the provision of written notice of such Adjustment to the Project Company, along with reasonable detail related thereto, and (b) the Project Company's written approval of such Adjustment after receipt of such written notice which approval will not be unreasonably withheld.
5.3Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) the Project Company and any representatives thereof shall act at the direction of the GP Board as determined by the LLC Agreement, and (b) no approval (including, without limitation, approval of the Budget For Management Services and entering into agreements on behalf of Project Company), consent, determination, decision, waiver, consultation or other similar action of the Project Company, through a representative or otherwise, under or with respect to this Agreement (each, a “Project Company Action”) shall be deemed to occur and be effective without the prior written approval of (i) the GP Board and (ii) to the extent the GP Board does not have authority to take such action under the LLC Agreement without approval of the Executive Committee, as determined by the GP Board, the Executive Committee, (d) any notice provided to the Project Company by the Manager in connection with performance of Services, termination of Services, Disputes or the Budget For Management Services shall be provided concurrently to the GP Board, and (e) the Project Company shall be entitled to, and, upon request, shall, provide the GP Board with all documentation, reports and other materials received under this Agreement; provided that the GP Board may delegate its authority to direct the Project Company and/or approve Project Company Actions in its sole discretion, subject to any limitations in the LLC Agreement, and such delegation of authority shall be provided in writing to the Manager.

ARTICLE 6
FEES AND PAYMENT
6.1On February 25, 2005, the Project Company paid the Manager (i) a fixed fee of three hundred forty thousand dollars ($340,000) (the “Pre-COD Fee”), stated as a monthly amount, which amount was prorated on a daily basis for each day until the end of February 2005, plus (ii) the Pre-COD Fee for the subsequent month. The Pre-COD Fee was thereafter paid monthly as set forth below until the Substantial Completion Date, and was Indexed on an annual basis.
6.2On the Substantial Completion Date the Project Company paid the Manager (i) a fixed fee of five hundred twenty thousand dollars ($520,000) (the “Manager Fee”), stated as a monthly amount, which amount was prorated on a daily basis for each day until the end of the month in which the Substantial Completion Date occured, plus (ii) the Manager Fee for the subsequent month. The Manager Fee was and shall thereafter be payable monthly as set forth below for the duration of the term of this Agreement, and shall be Indexed on an annual basis.
6.3As soon as practicable after the end of each month, but in any case within thirty (30) days after the end of each month, the Manager has submitted or shall submit, as the case may be, an invoice reflecting the Manager Fee or the Pre-COD Fee for the prior month, and any Ancillary Expenses incurred during the previous month, including, without limitation, documentation identifying and substantiating in reasonable detail the nature of such Ancillary Expenses and the basis for reimbursement thereof. The Project Company has or shall pay, as the case may be, any Manager Fee, any Pre-COD Fee and any Ancillary Expenses on or before the thirtieth (30th) day after it receives an invoice for such fees and expenses. Amounts not paid by the thirtieth (30th) day after the Project Company receives an invoice related thereto shall bear interest at the Base Rate from the due date until paid. The payments described in this Section 6.3 shall be the sole payments made by the Project Company to the Manager and its Affiliates in respect of costs and expenses incurred by the Manager and its Affiliates in connection with the Services.
6.4Concurrently with its monthly submission of any invoice, the Manager shall provide a statement showing (a) all expenditures made in the previous month pursuant to this Agreement, including, without limitation, expenditures pursuant to any approved Budget For Management Services, (b) any other expenditures made by Manager during such month (the expenditures described in subsections (a) and (b), collectively, “Monthly Expenditures”) and (c) reasonable detail regarding the nature and amount of each Monthly Expenditure to verify it was properly incurred, including, without limitation, receipts, cost accounting coding, and other information as the Project Company may reasonably request. The Project Company or its designee shall have the right to carry out at the Project Company's expense audit tasks of a financial, technical, or other nature in relation to the Services once each Operating Year upon not less than thirty (30) days (or such shorter period if required by applicable law) prior notice to the Manager. The Manager shall make available, at the Facility or at the Manager's home office location, to the Project Company or its designee, and the Project Company or its designee shall have the right to review, all contracts, books, records, and other documents relating to the Services provided by the Manager, and the Project Company or its respective designee may make such copies thereof or extracts therefrom as the Project Company or such designee may deem appropriate. The Manager shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things required to be done, in connection with any financial report prepared by or on behalf of the Project Company, including, without limitation, preparing or arranging for the preparation of reports, certificates, schedules, and opinions.

6.5The Manager shall retain copies of invoices submitted by it and copies of any third party invoices or similar documentation supporting claims for Ancillary Expenses or Monthly Expenditures for a minimum period of two (2) years.
ARTICLE 7
EVENTS OF DEFAULT; TERMINATION; FORCE MAJEURE
7.1The following circumstances shall each constitute an event of default on the part of the Manager (“Manager Event of Default”) under this Agreement:
(a)the bankruptcy, insolvency, dissolution, or cessation of the business of the Manager;
(b)the Manager fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for thirty (30) days after the Manager's receipt of written notice of such failure from the Project Company;
(c)the Manager assigns its rights under this Agreement except as permitted hereunder;
(d)the Manager ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder; or
(e)a material failure by the Manager to perform its obligations hereunder (including, without limitation, the performing of Services) which continues for thirty (30) days after the Manager's receipt of written notice of such failure from the Project Company which notice shall include the Project Company's recommendation for a cure of such failure, unless the Manager commences to cure such failure within said thirty (30) days and cures such failure within seventy-five (75) days after its receipt of the aforesaid notice.
7.2The following circumstances shall each constitute an event of default on the part of the Project Company (“Project Company Event of Default”) under this Agreement:
(a)the bankruptcy, insolvency, dissolution, or cessation of the business of the Project Company;
(b)a material failure by the Project Company to perform its obligations hereunder which continues for thirty (30) days after the Project Company's receipt of written notice of such failure, unless the Project Company commences to cure such failure within said thirty (30) days and either cures or continues to diligently attempt the cure of such failure; or

(c)a default by the Project Company in its payment obligations to the Manager, unless the Project Company has cured such breach within thirty (30) days from receipt of written notice of such default from the Manager.
7.3Rights Upon Event of Default and Other Events
(a)Upon the occurrence and during the continuance of a Manager Event of Default, the Project Company shall have the right in its sole and absolute discretion to do any or all of the following: (i) terminate this Agreement pursuant to Section 7.4; (ii) obtain specific performance of the Manager's obligations hereunder; (iii) exercise its rights to perform the Manager's obligations hereunder; and (iv) subject to Article 8, pursue any and all other remedies available at law or in equity.
(b)Upon the occurrence and during the continuance of a Project Company Event of Default, the Manager shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement pursuant to Section 7.4; and (ii) subject to Article 8, pursue any and all other remedies available at law or in equity.
7.4In the event of a Manager Event of Default or Project Company Event of Default, the non-defaulting Party may give a written notice of termination to the other Parties (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. Except for any rights and obligations set forth in Section 7.5 and Article 9, this Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein.
7.5Upon receipt of a Termination Notice from the Project Company, the Manager shall use all reasonable efforts to facilitate the appointment and commencement of duties of any Person to be appointed by the Project Company to provide the Services (the “Successor Manager”) so as not to disrupt the normal operation of the Facility and shall provide full access to the Facility and to all relevant information, data, and records relating thereto to the Successor Manager and its representatives, and accede to all reasonable requests made by such Persons in connection with preparing for taking over the management of the Facility.
Promptly after termination, the Manager shall deliver to (and shall, with effect from termination, hold in trust for and to the order of) the Project Company or to the Successor Manager all property in its possession or under its control owned by the Project Company or leased or licensed to the Project Company. All books, records, and any other items furnished as part of the Services hereunder or at direct cost to the Project Company shall be delivered to the Successor Manager.
The Manager, to the extent allowed by such agreements and approvals, shall transfer to the Successor Manager, as from the date of termination, its rights as the Manager under all contracts entered into by it (including, without limitation, any Subcontracts), and all government approvals obtained and maintained by it, in the performance of its obligations under this Agreement or relating to the Facility. Pending such transfer, the Manager shall hold its rights and interests thereunder for the account and to the order of the Project Company, the Successor Manager, or the Project Company's designee. The Project Company shall indemnify the Manager for all liabilities incurred by the Manager under such contracts to the extent that such liabilities are caused by the Project Company, the Successor Manager, or the Project Company's designee, to the extent relating to the continuation and performance of such contracts by the Project Company, the Successor Manager, or the Project Company's designee, as applicable. The Manager shall execute all documents and take all other commercially reasonable actions to assign and vest in the Project Company all rights, benefits, interest, and title in connection with such contracts.

Upon written request from the Project Company to the Manager, on or prior to the Termination Date, the Manager shall provide the services of its employees as may be required or reasonably requested by the Project Company to enable the Project Company to manage the Facility and perform the Services for a period of up to ninety (90) days following the Termination Date. The written request invoking this provision may be included in the Termination Notice provided in Section 7.4, and shall provide the Project Company's good faith estimate of how many days the Manager's Services will be required post-Termination Date, up to the ninety (90) days specified herein. Subject to any limitations set forth herein, the Manager's reasonable expenses, as set forth in the then-current Budget For Management Services or as otherwise reasonably incurred and agreed by the Parties in connection with the transition, shall be paid by the Project Company, and additionally the Project Company shall pay Manager, for the period for which the Project Company requests the Manager, to provide Services hereunder after the Termination Date, the Manager Fee, including if applicable, a pro rated amount for any partial month, based upon the number of days elapsed in such month.
7.6Neither Party shall be in default in the performance of any of its obligations under this Agreement or liable to the other Party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by the occurrence of a Force Majeure Event; provided that, upon a Force Majeure Event that is a Labor Dispute, the Manager shall use commercially reasonable efforts to resolve such Labor Dispute as soon as reasonably practicable.
7.7The Party affected by a Force Majeure Event shall:
(a)provide prompt written notice to the other of the occurrence of the Force Majeure Event, which notice shall provide details with respect to the circumstances constituting the Force Majeure Event, an estimate of its expected duration, and the probable impact on the performance of its obligations hereunder;
(b)use all reasonable efforts to continue to perform its obligations hereunder;
(c)take all reasonable action to correct or cure the event or condition constituting the Force Majeure Event;
(d)use all reasonable efforts to mitigate or limit the adverse effects of the Force Majeure Event, to the extent such action would not adversely affect its own interests; and

(e)provide prompt written notice to the other Party of the cessation of the Force Majeure Event.
7.8Following the occurrence of a Force Majeure Event, the Manager (a) shall take all reasonable measures to mitigate or limit the amount of Ancillary Expenses until the effects of the Force Majeure Event are remedied, (b) shall consult with the Project Company with respect to its plan to mitigate or limit such Ancillary Expenses, and (c) shall take such actions as are reasonably directed by the Project Company after consultation with the Manager. The Project Company shall continue to pay such reduced Ancillary Expenses and the Manager Fee as provided herein.
ARTICLE 8
REMEDIES AND DISPUTE RESOLUTION
8.1In the event that any Dispute (including, without limitation, the breach, termination or invalidity thereof, and whether arising out of tort or contract) cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written notice of the Dispute (a “Dispute Notice”) to the other Party and the GP Board requesting that a representative of the Project Company's senior management and the Manager's senior management and one or more representatives of the GP Board meet in an attempt to resolve the Dispute. Each such representative shall meet at a mutually agreeable time and place within thirty (30) days after receipt by the non-notifying Party and the GP Board of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. If such representatives agree to resolve any Dispute, such proposed resolution shall be submitted in writing, with reasonable detail regarding the terms thereof, to the GP Board and shall become effective solely upon the GP Board's written approval thereof. In no event shall this Section 8.1 be construed to limit either Party's right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within ninety (90) days after receipt of the Dispute Notice given in this Section 8.1 (including, without limitation, due to failure of the GP Board to approve any proposed resolution), then either Party may by notice to the other Party and the GP Board refer the Dispute to be decided by final and binding arbitration in accordance with Section 8.2.
8.2Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 8.2, be governed by the AAA's International Arbitration Rules (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the State of Texas, excluding its conflict of law principles, as would a court for the state of Texas. The Parties shall be entitled to engage in reasonable discovery, including, without limitation, the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties, and their successors and permitted assigns. At either Party's option, any other Person may be joined as an additional party to any arbitration conducted under this Section 8.2, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any Dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

8.3Notwithstanding any Dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes.
ARTICLE 9
INDEMNITY AND LIMITATION OF LIABILITY
9.1The Manager shall indemnify, defend, and hold harmless the Project Company against any and all Losses of whatever kind and nature, including, without limitation, all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of Loss of or damage to any third party property to the extent that the same arises out of:
(a)any breach by the Manager of its obligations hereunder;
(b)any negligent act or omission on the part of the Manager; and
(c)any gross negligence or willful misconduct of the Manager.
Any indemnification payable by the Manager to the Project Company hereunder shall be net of any insurance proceeds received by the Project Company under insurance policies with respect to the circumstances giving rise to the Manager's indemnification of the Project Company hereunder.

9.2
The aggregate amount of damages, compensation, or other such liabilities payable by the Manager under this Agreement shall be limited to, and shall in no event exceed in each Operating Year, an amount equal to $6,240,000.

9.3THE MANAGER SHALL NOT BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, INCLUDING, WITHOUT LIMITATION, NEGLIGENCE, STRICT LIABILITY, PROFESSIONAL LIABILITY, PRODUCT LIABILITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, OR LOSS OF GOOD WILL; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO INDEMNITIES EXPRESSLY PROVIDED IN THIS ARTICLE 9 TO THE EXTENT THAT THEY APPLY TO THIRD PARTY CLAIMS.
The Manager and the Project Company agree that (i) the Louisiana Oilfield Anti-Indemnity Act, LA. REV.STAT. § 9:2780, and (ii) LA. REV.STAT.2780.1, et seq., are inapplicable to this Agreement and the performance of the Services. Application of these statutory provisions to this Agreement would be contrary to the intent of the Parties, and each Party hereby irrevocably waives any contention that these statutory provisions are applicable to this Agreement or the Services. In addition, it is the intent of the Parties that in the event that either of the aforementioned statutory provisions were to apply, each Party shall provide insurance to cover the losses contemplated by such statutory provisions and assumed by each such Party under the indemnification provisions of this Agreement, and the Manager agrees that the payments made to the Manager hereunder compensate the Manager for the cost of premiums for the insurance provided by it under this Agreement. The Parties agree that each Party's agreement to support their indemnification obligations by insurance shall in no respect impair their indemnification obligations.

ARTICLE 10
INSURANCE
10.1To the extent that such insurance is available to the Project Company on commercially reasonable terms and conditions, the Manager shall cause the Project Company to obtain and maintain insurance for physical loss or damage to the Facility and general liability insurance relating to the Facility to the extent required under any contracts or agreements to which the Project Company is a party. All policies obtained by the Project Company relating to the Facility (other than policies covering third party liability) shall be primary to any insurance taken out by the Manager covering the same risks to the extent separate policies are procured by the Project Company and the Manager. All policies obtained by the Manager relating to the Facility and covering third party liability shall be non-contributory and primary to any insurance taken out by the Project Company covering the same risks to the extent separate policies are procured by the Project Company and the Manager.
10.2To the extent that such insurance is available to the Manager on commercially reasonable terms and conditions, the Manager shall obtain or cause to be obtained and maintained the insurance described in Appendix II hereto. The Manager shall use commercially reasonable efforts to ensure that each Subcontractor obtains and maintains insurance which is customarily provided by Persons providing similar services as such Subcontractor.
10.3Each Party shall provide notice to the other Party within ten (10) days of its receipt of a notice of cancellation, non-renewal or any material reduction in coverage or limits of any insurance described in this Article 10. The insurance maintained by a Party shall also provide that its insurers waive all rights of subrogation against the other Party and its Affiliates and representatives (other than with respect to gross negligence or willful misconduct of the Manager, to the extent separate policies are procured by the Manager and Project Company, or their respective Subcontractors) and that the other Party and its representatives and Affiliates are named as additional insureds under such policies (except workers' compensation/employer's liability insurance), to the extent separate policies are procured by the Project Company and the Manager. Each Party shall, promptly after having obtained any such policy or policies, provide the other Party with a certificate of insurance and shall notify the other Party in writing of any changes therein from time to time or, prior to so doing, of the cancellation of any such policy or policies.
10.4Each Party shall promptly furnish the other Party with all information reasonably available to it as is necessary to enable the other Party to comply with its disclosure obligations under the insurance which it has taken out. Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to herein, accompanied by full details of the incident giving rise to such claim. Each Party shall afford to the other Party all such assistance as may reasonably be required for the preparation and negotiation of insurance claims, save where such claim is against the Party required to give assistance.

ARTICLE 11
RELATIONSHIP OF PARTIES; REPRESENTATIONS AND WARRANTIES
11.1This Agreement is solely and exclusively between the Manager and the Project Company, and any obligations created herein shall be the sole obligations of the Parties with respect to the subject matter described herein. Neither Party shall have recourse to any parent, partner, subsidiary, joint venturer, Affiliate, director or officer of the other Party for performance of such obligations, unless such obligations are assumed in writing by the Person against whom recourse is sought.
11.2The Manager represents and warrants to the Project Company that all personnel providing Services hereunder are and will be fully qualified to provide the Services to be provided by the Manager under this Agreement in accordance with the terms hereof.
11.3In all cases where the Manager's employees (defined to include the direct, borrowed, special, or statutory employees of Subcontractors of any tier) are performing Services in or offshore the state of Louisiana or are otherwise covered by the Louisiana Workers' Compensation Act, La. R.S. 23:1021, et seq., the Project Company and the Manager agree that the Services performed by the Manager, Subcontractors of any tier, and the Manager's, and Subcontractors' (of any tier) employees pursuant to this Agreement are an integral part of and are essential to the ability of the Project Company to generate the Project Company's goods, products, and work for the purpose of La. R.S. 23:1061(a)(l). Furthermore, the Project Company and the Manager agree that the Project Company is the statutory employer of the Manager's and Subcontractors' (of any tier) employees for purposes of La. R.S. 23:106l(a)(3), and that the Project Company shall be entitled to the protections afforded a statutory employer under Louisiana law. Regardless of the Project Company's status as the statutory or special employer (as defined in La. R.S. 23:1031(c)) of the employees of Manager and Subcontractors of any tier, and regardless of any other relationship or alleged relationship between such employees and the Project Company, the Manager shall be and remain at all times primarily responsible for the payment of all workers compensation and medical benefits to the Manager's, Subcontractors' (of any tier) employees, and neither Manager, nor Subcontractors, nor their respective insurers or underwriters shall be entitled to seek contribution or indemnity for any such payments from Cheniere Energy Partners, L.P. or its subsidiaries (including, without limitation, the Project Company).
ARTICLE 12
CONFIDENTIALITY
12.1Confidential Information. Subject to Section 12.2, the Manager shall keep confidential all matters relating to the Services, the Facility, the Project Contracts, and this Agreement, and will not disclose to any Person, any information, data, experience, know-how, documents, manuals, policies or procedures, computer software, secrets, dealings, transactions, or affairs of or relating to the Project Company, the Project Company, the Project Contracts, or this Agreement (the “Confidential Information”).

12.2Permitted Disclosure. The restrictions on disclosure of Confidential Information by the Manager shall not apply to the following:
(a)any matter which is already generally available and in the public domain other than through unauthorized disclosure by the Manager or is otherwise known to the Manager from a source that is not in violation of a confidentiality obligation to the Manager;
(b)any disclosure which may reasonably be required for the performance of the Manager's obligations under this Agreement; or
(c)any disclosure which may be required for the compliance by the Manager with applicable laws or for the purposes of legal proceedings, if the Manager has notified the Project Company prior to any such disclosure.
12.3Additional Undertakings of Manager. The Manager further undertakes:
(a)to limit access to Confidential Information to its employees, officers, directors, attorneys, agents, or other representatives who reasonably require the Confidential Information to ensure the satisfactory performance of the Services;
(b)to inform each of its Subcontractors officers, directors, attorneys, agents, employees and other representatives to whom Confidential Information is disclosed of the restrictions on disclosure of such information as set forth herein and to use reasonable efforts to ensure that all such Persons comply with such instructions; and
(c)upon receipt of a written request from the Project Company and, in any event, upon completion of the Services or earlier termination of this Agreement to return to the Project Company all documents, papers, computer programs, software or records containing Confidential Information, if so requested by the Project Company.
ARTICLE 13
MISCELLANEOUS
13.1This Agreement represents the entire agreement between the Parties relative to the matters set forth in this Agreement. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed in writing by both Parties and the Executive Committee.
13.2The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall not affect the right at a later date to enforce the same. No waiver by any Party of any condition or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty contained in this Agreement.
13.3This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

13.4The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly renegotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.
13.5The Parties acknowledge and agree that Cheniere Energy Partners GP, LLC is a third party beneficiary to this Agreement with respect to all rights of the GP Board and the Executive Committee, as applicable, and shall have the right to take any and all actions against the Parties hereto to enforce such rights. Except as set forth in the immediately preceding sentence, this Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any third party.
13.6The Manager shall not assign or otherwise transfer all or any of its rights under this Agreement. Any assignment by the Manager shall be null and void and have no force or effect.
13.7The Parties agrees to execute and deliver to each other such additional documents and to take such additional actions and provide such cooperation as may be reasonably required and requested by the other Party to consummate the transactions contemplated by, and to effect the intent of, this Agreement.
13.8The Appendices to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the event of any conflict between the other terms, conditions, and provisions of this Agreement and the appendices, the other terms conditions, and provisions of this Agreement shall prevail.
13.9This Agreement may be executed in counterparts and if so executed by each Party hereto, all copies together shall constitute a single agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Management Services Agreement as of the date first written above.

Manager:

Cheniere LNG Terminals, Inc. 700 Milam Street, Suite 800 Houston, Texas 77002

By:	/s/ Graham A. McArthur

Name:	Graham A. McArthur

Title:	Treasurer

Project Company:

Sabine Pass LNG, L.P. 700 Milam Street, Suite 800 Houston, Texas 77002 By:Sabine Pass LNG-GP, Inc., its General Partner
By:	/s/ R. Keith Teague

Name:	R. Keith Teague

Title:	President

Appendix I
Services

1.
Maintaining or providing for maintenance of the principal office and registered office of the Project Company, acting as the registered agent of the Project Company, and maintaining the books and records of the Project Company.

2.
Taking actions to maintain the continued existence of the Project Company, its qualification to do business and its registration under any applicable assumed or fictitious name, statute or similar law in each state in which the Project Company owns property or transacts business.

3.	Exercising the day-to-day management of the Project Company's affairs and business.

4.
Providing or arranging for the necessary human resources and other administrative support necessary to perform the Services or cause the Services to be performed, including, without limitation, in the Manager's discretion relying on contractual arrangements with other personnel and Service Providers who are Affiliates of the Manager.

5.
Negotiating agreements on behalf of the Project Company and providing administrative, accounting, marketing and other commercial services related to the marketing and sale of capacity at the Project, and managing the Project Company's regulatory matters.

6.
Providing credit management services, including establishing credit lines and monitoring the credit status of suppliers and transporters, purchasers and other contractual counterparties to the extent permitted by the agreements that the Project Company has with its lenders.

7.
Procuring and maintaining all required governmental approvals and permits and prepare and submit all filings which are required to be made thereunder; provided that if responsibility therefor has been delegated to a Service Provider, the Manager shall supervise and monitor such Service Provider's performance of such delegated activity or duty.

8.	Preparing business planning and forecasting reports from time to time for the benefit of the Project Company.

9.	Acting as Commercial Designee under the O&M Agreement.

10.
Providing invoices and collecting on behalf of the Project Company, or causing to be so collected, all payments due to the Project Company, and promptly (but in no event later than the date such payment is due and payable) remitting or directing to be remitted from funds of the Project Company amounts in payment of the expenses and expenditures of the Company, including, without limitation, making borrowing and other requests of the Project Company's lenders and their agents; provided that nothing herein shall imply any guarantee or undertaking by the Manager with respect to the collection of amounts due to the Project Company which remain uncollected after commercially reasonable efforts by the Manager.

11.
Arranging for the purchase or leasing, at the sole expense of the Project Company, any materials, supplies and equipment necessary for the performance of the Services to the extent permitted by the Project Company's agreements with its lenders, and nothing herein shall imply any duty of the Manager under any circumstances to expend its own funds in payment of the expenses of the Project Company.

12.
Determining the need for, establishing and making draws under the Project Company's capital facilities and establish appropriate reserves, in each case as it determines necessary to meet the Project Company's cash flow requirements and cause such funds to be deposited into the Project Company's accounts.

13.
Maintaining bank and brokerage accounts, financial books and records of the Project Company's business and operations in accordance with prudent business practices and generally accepted accounting practices.

14.
Preparing and filing or causing to be prepared and filed on behalf of the Project Company on a timely basis all federal, state and local tax returns and related information and filings required to be filed by the Project Company, paying out of the Project Company's funds all taxes and other governmental charges shown to be due thereon before they become delinquent and making all tax elections believed by the Manager to be necessary or desirable for the Project Company and its partners.

15.
Within forty-five (45) days after the end of each calendar quarter, preparing together with the Operator, (i) a status report relating to the Facility's operations for such quarter, which will detail variances between actual and forecasted performance, and include a projection of forecasted performance for the remaining quarters of the calendar year if there is material change from the previous forecast for the same period, and (ii) an unaudited internal financial statement and income statement for such quarter prepared in accordance with GAAP.

16.
Providing contract administration services for all contracts associated with the Facility, supervising and monitoring the Service Providers with respect to their performance of services for the Project Company, and where necessary or desirable and with the consent of the Project Company, at the Project Company's sole expense, enforcing the compliance of each Service Provider with its obligations to the Project Company, provided that the Manager's responsibility for matters which are subject to the Project Company's arrangements with Service Providers shall consist solely of such supervision, monitoring and enforcement and shall not include responsibility for the proper performance of any such matters.

17.
If required by the Project Company's lenders, causing the Project Company's certified public accountant to prepare, review and submit annual audited financial statements for the Project Company, prepared in accordance with GAAP as soon as reasonably possible and in any event within one hundred and twenty (120) days after the end of each calendar year, and assist and cooperate with the Project Company's certified public accountant in connection with all audits made of the Project Company's books and records.

18.
Representing the Project Company in business matters with, and maintain good relations with, the Service Providers and other third parties, and execute on behalf of the Project Company such additional documents reasonably deemed necessary or desirable by the Manager to effectuate the transactions and agreements necessary for the operation and management of the Facility in the normal course of business.

19.
Making arrangements for the Project Company to obtain and maintain all insurance required by the O&M Agreement and any other agreement obligating the Facility with respect to insurance, and such other insurance as is necessary and prudent; provided that, in no event shall the Manager be responsible or liable for Project Company's failure to obtain or maintain insurance where such insurance is not commercially available to Facility.

20.
Not taking any action as would cause the Project Company to violate or be in violation in any material respect of any federal, state or local laws and regulations, including, without limitation, environmental laws and regulations, and to the extent that the Manager has knowledge of any such existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense of the Project Company to redress or mitigate any such violation.

21.
Using all reasonable efforts to cause the Project Company to take all actions required and perform all of its obligations under the Project Contracts and not take any action as would reasonably be expected to cause the Project Company to violate or be in violation of any Project Contract, and to the extent the Manager has knowledge of any existing or prospective violation take, or direct Service Providers (including, without limitation, the Operator) to take, commercially reasonable actions, at the sole expense of the Project Company, or such Service Provider as the case may be, to redress or mitigate any such violation.

Appendix II
Insurance
Insurance to be Maintained By the Manager
The Manager will procure or cause to be procured and maintain in full force and effect at all times on or after February 25, 2005 (unless otherwise specified herein) and continuing throughout the term of this Agreement (unless otherwise specified herein), insurance policies with insurance company (ies) authorized to do business in the States of Louisiana and Texas (if required by law or by regulation) with a (i) a Best Insurance Rating of “A-” or better and a financial strength rating of “VII” or higher, or (ii) a Standard & Poor's financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Project Company, with limits and coverage provisions set forth below:

(1)
Workers Compensation and Employers Liability Insurance: The Manager shall comply with all applicable law with respect to workers' compensation requirements and other similar requirements where the Services are performed. Such coverage shall include coverage for all states and other applicable jurisdictions, voluntary compensation coverage, alternate employer endorsement and occupational disease. If the Services are to be performed on or near navigable waters, the policy(ies) shall include coverage for United States Longshoremen's and Harbor Workers Act, and, if applicable, coverage for the Death on the High Seas Act, the Jones Act, the Outer Continental Shelf Lands Act and any other applicable law regarding maritime law. A maritime employer's liability policy may be used to satisfy applicable parts of this requirement with respect to Services performed on navigable waters. If the Manager is not required by applicable law to carry Workers' Compensation insurance, then the Manager shall provide the types and amounts that are mutually agreed between the Manager and the Project Company.

Limits to be provided:
Workers' Compensation: Statutory Employer's Liability: US $1,000,000 each accident, US $1,000,000 disease each employee, US $1,000,000 disease policy limit.

(2)
Commercial General Liability: Commercial General Liability insurance on an occurrence basis covering against claims occurring anywhere in the world for the Manager's liability for bodily injury (including bodily injury and death), property damage (including loss of use) and personal injury. Such insurance shall provide coverage for products and completed operations, blanket contractual, broad form property damage and independent contractors.

Limits to be provided:
US $1,000,000 combined single limit in any one occurrence;
US $1,000,000 general aggregate;
US $ 1,000,000 products and/or completed operations aggregate.
This coverage will be subject to a maximum deductible of US $250,000 in any one occurrence.

(3)
Automobile Liability: Commercial Automobile Liability covering the Manager's liability arising out of claims for bodily injury and property damage for all owned and non-owned, leased or hired vehicles of the Manager, including loading and unloading thereof and appropriate no-fault provisions wherever applicable.

Limit to be provided:
US $ 1,000,000 combined single limit for Bodily Injury and Property Damage.
This coverage will be subject to a maximum deductible of US $25,000 in any one accident or occurrence.

(4)
Umbrella or Excess Liability: Umbrella or Excess Liability insurance on a “following form” basis. Coverage shall be excess of limits provided by the Manager for Commercial General Liability and Automobile Liability insurance. The aggregate limit shall apply separately to each annual policy period.

Limits to be provided:
$100,000,000 combined single limit each occurrence; and
$100,000,000 aggregate limit.

(5)
Fidelity: On or prior to the initial Substantial Completion Date, Fidelity insurance providing coverage for employee dishonesty including theft, computer funds transfer fraud, alteration and forgery insuring loss of money, securities or other property resulting from any fraudulent or dishonest act committed by the Manager's or any of its Affiliates' employees, whether acting alone or in collusion with others in an amount not less than $10,000,000 and a deductible not greater than $25,000 each loss.

Such insurance shall also include (a) a discovery period not less than 12 months, (b) loss by unidentified employees, (c) temporary employees, (d) automatic cover for all employees and officers and (e) auditor charges with a limit not less than $20,000.00